                         UNITED SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                        FORM SB - 2
                                    REGISTRATION STATEMENT
                                          UNDER
                               THE SECURITIES ACT OF 1933

                             MEGA-C POWER CORPORATION
       	----------------------------------------------------------------------
        	(Exact name of small business issuer as specified in its charter)



		Nevada			                    	N/A                    Applied
									                                                For
	-----------------------	-------------------------	----------------
(State or other jurisdiction  Primary and Industrial	        (I.R.S.Employer
  of incorporation or         classification code number	 Identification No.)
	 organization)

                   -----------------------------------------------

                         133 Richmond Street West
                              Suite 505
                           Toronto, Ontario M5H 1T1
                            416-823-0777
--------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

	          -------------------------------------------------

                      Gary Usling, CFO
                     133 Richmond St. West, Suite 505
                     Thornhill, Ontario L3T 4R9
                        416-823-0777
	--------------------------------------------------------------------------
      (Name and address, including zip code, and telephone number, including area code, of agent for service)

	Approximate date of proposed sale to public:
	As soon as applicable after this registration statement becomes effective.

	If any of these securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"),
check the following box. [ x ]
	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]
		If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]
	If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

	CALCULATION OF REGISTRATION FEE

									                                               PROPOSED MAXIMUM
TITLE OF EACH CLASS OF		         AMOUNT TO BE	          OFFERING PRICE PER
SECURITIES TO BE REGISTERED       REGISTERED		          SECURITY

Common stock		                 		650,000	               	$ 1.50


	The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus Subject to Completion.

                          MEGA-C POWER CORPORATION

                           650,000 Common Shares

We are offering 650,000 common shares for sale.

This is our initial public offering, and no public market currently exists for our stock. We anticipate that the initial public offering price for our stock will be $ 1.50 per share for 650,000 shares of common stock. After the offering, the market price may be outside of this range.


	We plan to list our stock on the Nasdaq SmallCap Market.

	-----------------------------------------------------
	Your investment in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks described under "Risk Factors" beginning of page 7.

	------------------------------------------------------




The offering					        	Per Share			Total


Public offering price					$ 1.50  		$   975,000

Underwriting discounts				$ 0.10    $    65,000
                           -----       --------

Net Proceeds			        			$ 1.40   	$   910,000
                           =====       ========



	Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.






                               TABLE OF CONTENTS


									                                                      PAGE
DESCRIPTION					  			                                          NUMBER

Prospectus Summary...............................................5
Risk Factors.....................................................7
Use of Proceeds..................................................9
Determination of Offering
Price...........................................................10
Dividend Policy.................................................10
Dilution........................................................11
Selling Securities
Holders.........................................................11
Capitalization..................................................11
Selected Financial
Data............................................................12
Legal Proceedings...............................................12
Directors, Executive Officers, Promoters, and Control
Persons.........................................................12
Security Ownership of Management and Certain Beneficial
Owners..........................................................13
Description of
Securities......................................................14
Interest in Named Experts and
Counsel.........................................................14
Disclosure of Commission Position of Indemnification for Securities
 Act Liabilities................................................15
Description of
Business........................................................16
Management's Discussion and Analysis of Financial Condition and
 Results of Operations..........................................23
Description of
Property........................................................24
Certain Relationships and Related
Transactions....................................................24
Market For Common Equity and Related Stock Matters
 ................................................................25
Indemnification of Directors and
Officers........................................................25
Recent Sales of Unregistered
Securities......................................................26
Executive Compensation..........................................26
Undertaking.....................................................26
Exhibits and Signatures.........................................27



                                     PROSPECTUS SUMMARY

	THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR IN DOCUMENTS REFERRED TO IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE INVESTING IN OUR SECURITIES, INCLUDING THE "RISK FACTORS", "BUSINESS" AND SELECTED FINANCIAL DATA" SECTIONS.


	                     MEGA-C POWER CORPORATION

	The Company(formerly named Net Capital Ventures Corporation) was formed with the contemplated purpose to create, develop, own and promote its own but unnamed technology or internet based operation as well as acquire other such similar types of businesses.  The Company has now targeted one possible acquisition that can be acquired for stock on the basis that the Company has the ability to raise capital for this entity, more fully described below.

	SUMMARY OF OFFERING

Common stock outstanding prior to this
offering..........................................................10,233,500

Class A warrants outstanding prior to this
offering...................................................................0

Securities offered by us in this offering...............    .  650,000 shares of
                                                               Common shares
Common stock to be outstanding after
this offering.................................. .........10,883,500 shares of
                                                               Common shares
Class A warrants to be outstanding after
this offering....................................................          0

Use of proceeds

	We intend to use the net proceeds of this offering to help fund the proposed acquisition and to seek out other technology based and/or internet based opportunities for the registrant's own development and to provided working capital in order for operations and to meet is own business objectives.

Trading symbols.................................	We plan on applying for
listing of our shares on the Nasdaq SmallCap Market.

	RISK FACTORS


	Start-up or Development Stage Company. The Company being newly organized is considered a development stage company. No assurances can be given that the Company will be able to compete with other companies in its industry. The purchase of the securities offered hereby must be regarded as the placing of funds at a high risk in a new or "start-up" venture with all the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. See "Use of Proceeds" and "The Company."

	No Assurance of Profitability To date, the Company has not conducted any operations. The Company does not anticipate any significant revenues in the near future. The Company's ability to successfully implement its business plan is dependent on the completion of this Offering. There can be no assurance that the Company will be able to develop into a successful or profitable business nor help fund the proposed acquisitions contemplated.

	No Assurance of Payment of Dividends. No assurances can be made that the future operations of the Company will result in additional revenues or will be profitable. Should the operations of the Company become profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future. See "DIVIDEND POLICY."

	Possible Need for Additional Financing. The Company intends to fund its operations and other capital needs for the next 12 months substantially from the raising of capital from the proceeds of this Offering, but there can be no assurance that such funds will be sufficient for these purposes. The Company may require additional amounts of capital for its future expansion, operating costs and working capital. The Company has made no arrangements to obtain future additional financing, and if required, there can be assurance that such financing will be available on acceptable terms.

	Dependence on Management The Company's success is principally dependent on its current management personnel for the operation of its business.

	Broad Discretion in Application of Proceeds. The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this Offering, in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof.

	Arbitrary Offering Price. There has been no prior public market for the Company's securities. The price to the public of the Shares offered hereby has been arbitrarily determined by the Company and bears no relationship to the Company's earnings, book value or any other recognized criteria of value.

	Immediate and Substantial Dilution. An investor in this Offering will experience immediate and substantial dilution.

	Lack of Prior Market for Securities of the Company. No prior market has existed for the securities being offered hereby and no assurance can be given that a market will develop subsequent to this Offering. There are relatively few restrictions on the resale of our common stock being offered and a large number of shares of common stock will become eligible for public sale. Sales of substantial amounts of these shares in the public market, or the perception that such sales could occur, could cause the market price for our common stock to fall. Additional offerings may have to be made in the future to meet additional cash flow needs with such offerings including warrants for issuance of additional common stock, further diluting the common stock outstanding. These warrants if exercised will most likely require that we register their shares for resale. Even when shares are not registered for resale, the rules of the Securities and Exchange Commission permit a holder who has held shares for one year to sell the stock into the public market subject, in some cases, to volume and other limitations. A person who has held shares for two years can generally sell without limitation.

	Projections. The financial projections that the Company has prepared from time to time are unaudited and are based upon assumptions made by management concerning future events and circumstances. Projections are only indications of what may happen under certain circumstances as described in the assumptions thereto. Some assumptions inevitably will not materialize and unanticipated events and circumstances may occur which will materially effect these projections. However, the Company has no prior operating history from which to extrapolate regarding possible future operations. THESE PROJECTIONS MAY VARY SIGNIFICANTLY FROM ACTUAL RESULTS AND NO INVESTMENT DECISION SHOULD BE BASED THEREON UPON THESE PROJECTIONS.

	Finders' Fees The Company expects to compensate finders who introduce the Company to prospective purchasers of the shares offered hereby. Such compensation is expected to be approximately 15% of the amount invested, payable either in cash or common stock. Generally, issuers may only pay sales related compensation to licensed securities brokers-dealers. One exception, however, relates to finders who only introduce the issuer and prospective investor and who do not participate in the selling effort or in the negotiations. If for any reason the Company makes payments to persons believed to have been finders but who are actually deemed to be unlicensed securities broker-dealers, then the Company could incur liability for aiding and abetting a violation of the securities laws by such unlicensed persons.

	WARNING ABOUT FORWARD-LOOKING STATEMENTS

	This prospectus and the documents referred to in this prospectus contain "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding:

- 	our growth plans, including our plans to acquire two companies who themselves are in need of capital in order to continue their expansion;

- 	the possible effect of inflation and other economic changes on our costs and profitability, including the possible effect of future changes in operating costs and capital expenditures;

- 	our cash needs, including our ability to fund our proposed acquisitions and continuing operations;

- 	this being a start-up situation, the timing of cash requirements and the expected projected profitability;

- 	our expectations regarding competition

	For a discussion of the risks, uncertainties, and assumptions that could affect our future events, developments or results, you should carefully review "Risk Factors". In light of these risks, uncertainties and assumptions, the future events, developments or results described by our forward-looking statements in this prospectus or in the documents referred in this prospectus could turn to be materially different from those we discuss or imply. We have no obligation to publicly update or revise our forward-looking statements after the date on the front cover of this prospectus and you should not expect us to do so.

USE OF PROCEEDS

	We estimate that we will receive net proceeds of approximately $ 910,000 from our sale of 650,000 shares offered by us. This estimate is based on an offering price of $1.50 per share of common stock for 650,000 shares and after deducting estimated underwriting discounts and commissions, and other estimated offering expenses payable by us. We expect to use the net proceeds of this offering for the following purposes:

			                             Amount	           Percentage
Research and development   $   250,000               25.6%

Working capital  					         660,000           	   74.4%
                            ----------             ------

	Total              						 $   910,000	             100.0%
                            ==========             ======

	Research and development includes the following:

- 	hiring of technical consultants
-	development of web-sites
-	marketing research and development
-	product development



	Working capital and general corporate purposes including the following:

-		hiring of personnel
-		enhancing support and management systems
-		funding short term losses
-		setting up of office environment for corporate headquarters
-		payment of staff
-		acquisition of office and telecommunication equipment.
-		reopening marketing and advertising costs


	In the event that the Company is unsuccessful in carrying out its planned business, the Company may seek the route of acquiring other businesses that may or may not be in the same industry. The amounts raised may then be used in such acquisitions.


	On the assumption that we will proceed on our planned purpose we will expect the net proceeds from this offering, together with the future expected cash flows from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following the consummation of this offering.

	We may be required to seek additional sources of capital sooner if:

- 		operating assumptions change or prove to be inaccurate; or

-		we consummate different acquisitions not intended from this offering which may require additional funds.

	Pending the uses described above, the net proceeds will be invested in a money market account and/or short-term government bonds.

DIVIDEND POLICY

	Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

DETERMINATION OF OFFERING PRICE

The offering prices are purely arbitrary, the Company is a development stage company with no discertainable operations at this time and has not had its shares listed on any stock exchange. Through this registration statement the Company wishes to list its shares and by doing so establish a reasonable share price based on the expectations of selling shares and realizing its business objectives to be discussed below. (See: Description of Business).

DILUTION

	Since this Company is a development stage company and the shares of the Company are going to be listed on the Nasdaq Stock Exchange, dilution is not a factor at this time. However, if the Company moves forward on its objectives such dilution is bound to occur. At this point in time we are unable to quantify the effect that this will have on the future stock price of the shares.

SELLING SECURITY HOLDERS

	Mr. Rene Pardo, Mr. Nigel Nicholas and Mr. Gary Usling who are officers and directors own 50,000 shares of common stock each for a total of 150,000 shares representing 95% of the issued and outstanding stock of the Company, may be sellers of some of the securities offered in this registration statement.

CAPITALIZATION

		                                                    July 31, 2001
		                                                 Actual	     Assumed
Stockholders' Equity
Preferred stock, $.001 par value,5,000,000
shares authorized: none outstanding 	                  	0      		0
Common stock, $.001 par value, 50,000,000 shares
 Authorized 7,233,500 shares issued and outstanding;
 7,883,500 shares  issued and outstanding as adjusted	  7,234 	   7,884
Additional paid in capital		                                0   909,350
Accumulated deficit during the development stage       (7,234)   (7,234)
                                                      -------   -------

Total Stockholders'  Equity and Capitalization 	     $      0 $ 910,000
                                                      =======  ========

SELECTED FINANCIAL DATA

The information required in connection with selected financial data is not presented in this registration statement since the Company being a start-up company does not have any operational activities and therefore there is no meaningful financial data available at this time. The audited financial statements are attached hereto as an exhibit.

LEGAL PROCEEDINGS

	The Company is currently not a party to any pending legal proceedings and no such action by, or to the best of its knowledge, against the Company has been threatened. The Company has been inactive from inception (February 26, 2001) through to the date of this registration statement.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

	The directors and executive officers of the Company and their respective ages are as follows:

Name				Age		Position			         Term
Rene Pardo              53	      Director, CEO and President	   1yr

Gary Usling             42	      Director and CFO               1yr

Jim Estill              43          Director                    1yr

Brian Hewat             64          Director                    1yr

Nelson Thall            48          Director                    1yr


	All directors and officers have been appointed and/or elected as such from inception.

	All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Company has not compensated its directors for service on the Board of Directors or any committee thereof. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time.

	No director, or officer, or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

	The business experience of the persons listed above during the past five years are as follows:

Mr. Rene Pardo

   Mr. Rene Pardo, President and Chief Executive Officer, and founder of
Mega-C Power Corporation(formerly Net Capital Ventures). From February 1999 until August 2001, Mr. Pardo managed a venture fund under the name NetProfitEtc. Inc. From September 1997 to March 1999 Mr. Pardo was President of ComCentral Inc, which was amalgamated with OnLine Direct in March, 1999. From March 1995 to September 1997, Mr. Pardo was Vice President of Aztech New Media Corp.

  Mr. Pardo brings over 35 years of experience of growing technology-based companies, directing strategic planning and business development, research and development, and raising financing.

  Mr. Gary Usling is the acting CFO of NetProfit Inc. and a member of the Board of Directors. Mr. Usling is a licensed C.A. in the province of Ontario. Mr. Usling received a Bachelor of Commerce degree from the University of Toronto in 1982.

  He is President and CEO of Lauterbunnen Development Inc, a subsidiary of an investment trust based in Zurich Switzerland, which has interests in Real Estate, Equities and Debt issues. He is responsible for the acquisition, development and growth of this company's portfolio of assets.

  From January 1993 to October 1998, Mr. Usling was VP of Acquisitions &
Sales for Penreal. Capital Management Inc., a real estate advisory company which manages a real estate portfolio of approximately $1 billion on behalf of over 60 pension funds. During a 5-year period, he acquired over 5 million square feet of real estate in excess of $250 million.

  Mr. Jim Estill has been President and Chief Executive Officer since 1979 of EMJ Data Systems Inc., a company whose shares are traded publicly on the Toronto Stock Exchange. EMJ is a wholesaler of microcomputers and peripherals with 1999 sales of over $ 160 million dollars. Mr. Estill is also on the Board of Directors of Research In Motion, Angoss Software Corporation, Tecsys, Inc., Aztech New Media, Free Software Club and IP Applications Corporation.

  Mr. Brian Hewat is the retired Chairman and CEO of Bell-Northern Research Ltd. Prior to retiring in 1996, Mr. Hewat has had over 37 years in the Canadian Telephone industry.

	Mr. Nelson Thall is the Director of Research for the Centre for Media Sciences of Toronto and one of the world's leading authorities in the area of Media Science. Mr. Thall is a member of the board of directors of Torstar Corporation which controls The Toronto Star, Harlequin Romance and other media related enterprises. He is also a member of the board of directors of Stan Lee Media Inc., an internet-based multi-media company. He has expertise in virtual reality and multimedia technology and has been quoted and interviewed in over 100 major publications around the world.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	The following table sets forth information, to the best knowledge of the Company as of July 31, 2001, with respect to each person known by the Company to own beneficially more than 5% of the Company's outstanding common stock, each director of the Company and all directors and officers of the Company as a group.


Name of Address of			   Amount and Nature of	   	Percent of
Beneficial Owner			     Beneficial Ownership		     CLASS

Rene Pardo                    2,898,130 	  	        28.3%
133 Richmond St. W.
Suite 505
Toronto, Ontario
M5H 2L3


Gary Usling                   1,823,000 	 	         17.8%
1221 Ballantry Road
Oakville, Ontario
L6H 5M7

Mega-C Technologies Inc. in
Trust                         1,000,000              9.8%
Toronto, Ontario


Jim Estill					                  10,000         	    0.1%
7067 Wellington Rd. #124
Guelph, Ontario
N1H 6J3

Brian Hewat                      10,000              0.1%
P.O. Box 1025
Sea Light Lane
Rockport, Maine 04856


Nelson Thall                     10,000              0.1%
C/o The Thall Group
One Yonge Street, Suite 1103
Toronto, Ontario
M5E 1E5

All Executive Officers and Directors
as a Group 					                4,751,130           46.4%



DESCRIPTION OF SECURITIES

Common Stock

	The Company is authorized to issue 50,000,000 shares of common stock, par value $.001, of which 10,233,500 shares are issued and outstanding as of the date hereof. All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company. Stockholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock or any other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

	Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The Company is authorized to issue 5,000,000 shares of preferred stock, at a par value of $
 .001. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof shall be established by the Board of Directors, except that no holder of Preferred Stock shall have preemptive rights. At the present time no terms, conditions, limitations or preferences have been established. The Company has no shares of Preferred Stock outstanding, and the Board of Directors has no plan to issue any shares of preferred Stock for the foreseeable future unless the issuance thereof shall be in the best interests of the Company.

INTEREST OF NAMED EXPERTS AND COUNSEL

	There are no experts, professional advisers, or attorneys that have an interest in the Company.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

	Article XI of the Company's Amended Articles of Incorporation contains provisions providing for the indemnification of directors and officers of the Company as follows:

	(a) The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is otherwise serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct is unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

	(b) The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not, opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

	(c) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

	(d) Any indemnification under Section (a) or (b) of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the officer, director and employee or agent is proper in the circumstances, because he has met the applicable standard of conduct set forth in Section (a) or (b) of this Article. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for purpose.

	(e) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding, as authorized in Section (d) of this Article, upon receipt of an understanding by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

	(f) The Board of Directors may exercise the corporation's power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Article.

	(g) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Amended Articles of Incorporation, the Bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such a person.

DESCRIPTION OF BUSINESS

Mega-C Power Corporation(formerly Net Capital Ventures Corporation)(the "Company") was organized on February 26, 2001, under the laws of the State of Nevada, having the stated purpose of engaging in any lawful activities. The Company was formed with the contemplated purpose to engage in investing in the acquisition of, and the operation of viable technology-enhanced entities. The Company has targeted a company by the name of Mega-C Technologies Inc.

Mega-C Technologies Inc. Energy Banking:
The Dynamic Storage and Re-Distribution of Electricity.


I. The Market - Energy: The world's largest industry.

"Energy is the biggest business in the world; there just isn't any other industry that begins to compare. " Lee Raymond, Chairman of ExxonMobil, as quoted in the Economist magazine.

The global energy business turns over nearly $2 trillion a year. The World Energy Council estimates that global investment in energy between 1990 and 2020 will total some $30 trillion at 1992 prices. There is a natural crisis built into the utility market due to the many properties that differentiate electricity from other commodities:



* Energy storage has been impractical and uneconomical, until now.
* Infrastructure is expensive. Electricity must be transported along transmission wires and new transmission wires are expensive and take a long time to erect. Power plants are capital intensive and take years to bring online. Large power plants are necessarily uneconomical.
* Construction of power plants has not kept pace with demand. For utilities to keep up, the United States must build one power plant every week, forever. The capital cost will be in the trillions, and the amount of overnight waste would be over three times the capital cost.
* Deregulation means time-of-use pricing and volatility. Wholesale electricity prices face wide daily fluctuations. Retail rates often include contingencies that affect prices. Weather, plant shutdowns, and economic development compound the supply-demand equation. Canada is targeted to follow the U.S. into deregulation by May 2002.
* Environmental awareness is causing fossil fuel usage to decline. The goal is to reduce fossil fuel energy production from the current 50% to zero. Green resources such as solar, wind, or geothermal are the best long-term alternatives, but are still considered marginal.

 Mega-C Technologies is focusing on becoming a supplier addressing the present energy crisis in North America. Industry deregulation, increasing demands for energy, under-construction of power generating and distribution infrastructure, and the growing environmental restrictions and awareness - all provide a market for Mega-C to deliver its Dynamic Energy Storage Products, and Solutions.

II. The Company

 Mega-C Technologies Inc. was incorporated in February 2000 to commercialize energy-related research & development of Supercapacitors and hybrid Supercapacitors. The company has been financed internally since 1993, when the founders began sponsoring the work of its scientists to develop the Mega-C technology from theoretical model to commercial prototypes.

 Over $1.5 million has been invested into research and development. The Company is represented by Gowlings Henderson in the worldwide filing of patents. Six patent applications have been filed in the U.S and internationally.

III. The Opportunity - Dynamic Energy Banking.

Mega-C has developed an energy storage cell that makes it possible to capture and store electricity rapidly and efficiently. This means it can be charged overnight when prices are low and fed back into use over the following day to meet demand and avoid peak energy use and rates and/or demand charges. Mega-C provides high quality voltage when providing bursts of energy for high drain power.

Mega-C intends to take advantage of daily and hourly price fluctuations. Mega-C goal is to capture wasted off-peak energy generated by power plants that cannot effectively be shut off overnight, transmit it to the required point of use when transmission lines are significantly less in use, and then release it later during periods of higher demand and prices.

There are typical System Conditions graphs which demonstrate nightly waste.
It is estimated that this loss amounts to a retail value of nearly US$186 Billion annually, in the United States alone. At times, deregulation and extreme weather patterns have sent daily prices soaring to higher than US$30,000/MWh, causing acute shortages, contractual defaults, and the domino effect. However at night, electricity is inexpensive.

Price volatility increases Mega-C's value. Using a average weekday fluctuation of 800% it is estimated that in certain regions and markets, a facility could be paid off in two (2) years or less with a single use cycle per day! Amortization of the Mega-C facility is decreased further with effective use of more than one cycle per day (the technology to handle up to three full cycles per day).

IV. The Product

Mega-C's product is a patent-pending, proprietary energy storage technology that has the characteristics of both Batteries and Supercapacitors:

Advantages include:

* Mega-C energy cells are environmentally safe. Units are hermetically sealed.

* Mega-C is scalable and modular - no limitations in size or configuration.
* Mega-C charges in minutes to reproduce power for hours.
* Mega-C can be recharged tens of thousands of times.
* Mega-C operates even in extreme temperatures.
* Mega-C is highly absorptive of fuel cells or intermittent solar and wind energy resources.
* Watt-hour for Watt-hour, Mega-C costs a fraction of a new power plant. For the first time, Mega-C makes possible the rapid and efficient storage of electricity. This electricity can be subsequently released slowly over a long period of time, or rapidly in an energy burst discharge. Mega-C's abilities have been demonstrated with wheel chairs, powerful fans, and airplane starter motors. Tests to date have seen cycle life exceeding 20,000 cycles with no deterioration in components. Compare this to traditional in the 500-cycle range. Fully modular and scalable, Mega-C units can be as small as cell phone batteries to very large, providing megawatts of storage. There are many other features because of Mega-C's use of molecular as well as chemical processes.

V. Marketing Strategy and Objectives Mega-C can impact the management of electric power generation and distribution by improving reliability and redundancy while reducing power supply costs. It is a timely and needed solution to the highly visible and critical turmoil in the energy markets. It offers a practical means of managing energy resources, usage costs, supply economics, and regional generating shortages. The short and medium term focus is to address five primary market segments:

* Energy Producers - by increasing their efficiency and peak load capacity through the capture and storage of electricity generated during the off-peak hours of the day.
* Heavy Electricity Users - by reducing their electricity costs, providing the ability to store low-cost off-peak power for use during the expensive Peak demand periods.

* Mission Critical Users - by providing a reliable, cost-effective, low-maintenance, emergency back-up power supply as protection from both brownouts and blackouts.

* Electricity Market Traders - by providing an efficient means to buy electricity at low prices and sell at price peaks. The speed and efficiency of Mega-C storage technology can theoretically permit traders to profit from cost differentials in spot energy pricing as small as 15%.

* Green Energy Producers - by significantly improving the economics of renewable energy technologies, which typically produce energy intermittently and often at low outputs, through an efficient storage mechanism that can release stored energy at commercially usable levels. Each of these constituents represents a significant potential market for the company. Viable business models consistent with the roll out of the Mega-C program in the different segments may include:
* Leasing
* Joint venturing
* Vertical market distribution
* Licensing (Exclusive and non-exclusive)
* Direct Sales with Maintenance Agreements

The first commercial project is for a large Mission Critical hospital in California. With due diligence complete, the company expects to begin construction on a 20 MWh facility in late 2001. This high-profile project will exemplify the positive commercial and social impact of Mega-C storage technology. The news and success of this project is generating inquiries from other large energy users.

Two prototypes are being developed for the above-mentioned project. Additional Prototypes are being developed to be tested for independent third parties considering investment in Mega-C Power Corporation.

The company is having discussions with a major homebuilder in Canada to provide to them 2 Mega Energy Cells to act as model homes using Mega-C dynamic energy banking.

VI. Competition

Management believes that there is no known competition to Mega-C's technology from the point of view that there does not appear to be price competitive energy storage devices having Mega-C Energy Cells' quick chargeability characteristics, combined with flexible discharge - slowly or in rapid bursts.

Media attention on the topic of the Utility Grid crisis is devoid of any discussion regarding "energy storage". No other technology appears to be able to operate efficiently and cost effectively over the life span of Mega-C.

Mega-C can store electricity from any energy source - whether coal, oil and gas, hydro, nuclear, or renewable resources such as solar and wind.


VII. Proposed Investment

Mega-C Technologies Inc. is raising US$975,000 through Mega-C Power Corporation, which will own 49% equity stake in Mega-C Technologies Inc. Term Sheets and Offering Memorandum are available to purchase shares of Mega-C Power Corporation. Mega-C Power intends to be publicly listed and trading by October 2001 on the OTC Bulletin Board, and subsequently on NASDAQ Small Caps. Mega-C Power Corporation is a reporting issuer registered with the U.S. Securities and Exchange Commission. It has filed its Form ares. Mega-C Power Corp. has been sponsored by a New York Brokerage House and two Market Makers, which are preparing the Form 15C2-11.

Mega-C Technologies Inc. will continue to focus on research and development, product customization, manufacturing, and quality control. Mega-C Power Corporation will become the entity responsible for business development, marketing, sales and licensing of Mega-C technologies.

VIII. Use of Proceeds

The private placement will be used in the following manner:

* US$3 million for an Incubation Center to focus R&D, including additional patent applications
* US$1 million for operating working capital and eliminate accounts payable and debt
* US$1 million for administration, sales, business and market development.


IX. Investment Consideration and Return on Investment

Following the private placement with one or more institutions, there will be approximately 11 million shares outstanding. It is estimated that apart from the institutional investor(s) there will be will approximately 2.5 million shares free trading in the "float". The company intends to announce worldwide both the new Dynamic Energy Storage Technologies as well as its first client contracts obtained during September and/or October 2001.



In the event that the Company is not able to make the above proposed acquisition it will look to seek out other opportunities. Set out below is the method by which the Company will seek out such other opportunities.


Evaluation

	Once the Company has identified a particular entity over and above the possible acquisition of the above noted prospective purchases, as a potential acquisition or merger candidate, management will seek to determine whether acquisition or merger is warranted or whether further investigation is necessary. Such determination will generally be based on management's knowledge and experience, (limited solely to working history - See "Item 5. Directors, Executive Officers, etc.") or with the assistance of outside advisors and consultants evaluating the preliminary information available to them.
Management may elect to engage outside independent consultants to perform preliminary analysis of potential business opportunities. However, because of the Company's limited capital it may not have the necessary funds for a complete and exhaustive investigation of any particular opportunity. Management will not devote full time to finding a merger candidate, will continue to engage in outside unrelated activities, and anticipates devoting no more than an average of five (5) hours weekly to such undertaking.

	In evaluating such potential business opportunities, the Company will consider, to the extent relevant to the specific opportunity, several factors including potential benefits to the Company and its shareholders; working capital, financial requirements and availability of additional financing; history of operation, if any; nature of present and expected competition; quality and experience of management; need for further research, development or exploration; potential for growth and expansion; potential for profits; and other factors deemed relevant to the specific opportunity.

	Because the Company has not located or identified any specific business Opportunity other than the proposed acquisition of Mega-C Technologies Inc. as of the date hereof other than the ones identified above, there are certain unidentified risks that cannot be adequately expressed prior to the identification of a specific business opportunity. There can be no assurance following consummation of any acquisition or merger including the acquisitions contemplated above that the business venture will develop into a going concern or, if the business is already operating, that it will continue to operate successfully. Many of the potential business opportunities available to the Company may involve new and untested products, processes or market strategies which may not ultimately prove successful.

Form of Potential Acquisition or Merger

	Presently the Company cannot predict the manner in which it might participate in a prospective business opportunity other than the acquisition as set out above. Each separate potential opportunity will be reviewed and, upon the basis of that review, a suitable legal structure or method of participation will be chosen. The particular manner in which the Company participates in a specific business opportunity will depend upon the nature of that opportunity, the respective needs and desires of the Company and management of the opportunity, and the relative negotiating streActual participation in a business venture may take the form of an asset purchase, lease, joint venture, license, partnership, stock purchase, reorganization, merger or consolidation. The Company may act directly or indirectly through an interest in a partnership, corporation, or other form of organization, however, the Company does not intend to participate in opportunities through the purchase of minority stock positions.

	Because of the Company's current status in that it has been newly formed, and its concomitant lack of assets and relevant operating history, it is likely that any potential merger or acquisition with another operating business will require substantial dilution to the Company's existing shareholders interests. There will probably be a change in control of the Company, with the incoming owners of the targeted merger or acquisition candidate taking over control of the Company. Management has not established any guidelines as to the amount of control it will offer to prospective business opportunity candidates, since this issue will depend to a large degree on the economic strength and desirability of each candidate, and the corresponding relative bargaining power of the parties. However, management will endeavor to negotiate the best possible terms for the benefit of the Company's shareholders as the case arises. Management may actively negotiate or otherwise consent to the purchase of any portion of their common stock as a condition to, or in connection with, a proposed merger or acquisition. In such an event, existing shareholders may not be afforded an opportunity to approve or consent to any particular stock buy-out transaction. However the terms of the sale of shares held by present management of the Company will be extended equally to all other current shareholders.

	Management does not have any plans to borrow funds to compensate any persons, consultants, or promoters in conjunction with its efforts to find and acquire or merge with another business opportunity. Management does not have any plans to borrow funds to pay compensation to any prospective business opportunity, or shareholders, management, creditors, or other potential parties to the acquisition or merger. In either case, it is unlikely that the Company would be able to borrow significant funds for such purposes from any conventional lending sources. In all probability, a public sale of the Company's securities would also be unfeasible, and management does not contemplate any form of new public offering at this time. In the event that the Company does need to raise capital, it would most likely have to rely on the private sale of its securities. Such a private sale would be limited to persons exempt under the Commission's Regulation D or other rule, or provision for exemption, if any applies. However, no private sales are contemplated by the Company's management at this time. If a private sale of the Company's securities is deemed appropriate in the future, management will endeavor to acquire funds on the best terms available to the Company. However, there can be no assurance that the Company will be able to obtain funding when and if needed, or that such funding, if available, can be obtained on terms reasonable or acceptable to the Company. The Company does not anticipate using Regulation S promulgated under the Securities Act of 1933 to raise any funds any time within the next year, subject only to its potential applicability after consummation of a merger or acquisition.

	In the event of a successful acquisition or merger, a finder's fee, in the form of cash or securities of the Company, may be paid to persons instrumental in facilitating the transaction. The Company has not established any criteria or limits for the determination of a finder's fee, although most likely an appropriate finder's fee will be negotiated between the parties.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

	The Company is considered a development stage company with limited assets or capital, and with no operations or income since being organized on February
26, 2001. The costs and expenses associated with the preparation and filing of this registration statement search for, nor retention of, any finder's fee arrangement with any person. It is possible that a potential merger or acquisition candidate would have its own finder's fee arrangement, or other similar business brokerage or investment banking arrangement, whereupon the terms may be governed by a pre-existing contract; in such case, the Company may be limited in its ability to affect the terms of compensation, but most likely the terms would be disclosed and subject to approval pursuant to submission of the proposed transaction to a vote of the Company's shareholders. Management cannot predict any other terms of a finder's fee arrangement at this time. If such a fee arrangement was proposed, independent management and directors would negotiate the best terms available to the Company so as not to compromise the fiduciary duties of the representative in the proposed transaction, and the Company would require that the proposed arrangement would be submitted to the shareholders for prior ratification in an appropriate manner.

	Management does  not contemplate that the Company would acquire or merge with a business entity in which any officer or director of the Company has an Interest.
Any such related party transaction, would be submitted for approval by an independent quorum of the Board of Directors and the proposed transaction would be submitted to the shareholders for prior ratification in an appropriate manner. The Company's management has not had any contact, discussions, or other understandings regarding any particular business other than the one described above.


In the event the Company is unable to consummate any funding or acquisition as contemplated, contingent plans have been arranged to provide that the current Director of the Company to fund the required future filings under the 34 Act, and existing shareholders have expressed an interest in additional funding if necessary to continue the Company as a going concern.

Plan of Operation

	During the next twelve months, the Company will try and develop its intended purpose of acquiring the an interest Mega-C Technologies Inc. as described above and raise capital for the Company and will also actively seek out and investigate other possible business opportunities with the intent to acquire or merge with one or more business ventures. In its search for business opportunities, management will follow the procedures outlined in above. The Company is filing this registration statement with the hopes that it will be able to raise the necessary capital in order to fulfill its original intent. Because the Company has limited funds, it may be necessary for the officers and/or directors to either advance funds to the Company or to accrue expenses until such time as a successful business consolidation can be made or to the point that the Company is able to establish itself in connection with its business objectives. The Company will not be a position that the target company must repay funds advanced by its officers and directors. Management intends to hold expenses to a minimum and to obtain services on a contingency basis when possible. Further, the Company's directors will defer any compensation until such time as an acquisition or merger can be accomplished and will strive to have the business opportunity provide their remuneration. However, if the Company engages outside advisors or consultants in its search for business opportunities, it may be necessary for the Company to attempt to raise additional funds. As of the date hereof, the Company has not made any arrangements or definitive agreements to use outside advisors or consultants or to raise any capital. In the event the Company does need to raise capital most likely the only method available to the Company would be the private sale of its securities. Because of the nature of the Company as a development stage company, it is unlikely that it could make a public sale of securities or be able to borrow any significant sum from either a commercial or private lender. There is not assurance that the Company will by this registration statement be able to raise the required funds. Even after raising such funds through this registration statement there can be no assurance that the Company will able to obtain additional funding when and if needed, or that such funding, if available, can be obtained on terms acceptable to the Company.

	The Company does not intend to use any employees, with the possible exception of part-time clerical assistance on an as-needed basis until it has raised the necessary funds. Outside advisors or consultants will be used only if they can be obtained for minimal cost or on a deferred payment basis. Management is convinced that it will be able to operate in this manner and to continue its search for business opportunities during the next twelve months.

DESCRIPTION OF PROPERTY

The information required by this Item 3 is not applicable to this prospectus due to the fact that the Company does not own or control any material property. There are no preliminary agreements or understandings with respect to office and plant facilities in the future.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

	On February 27, 2001, 180,000 shares were issued to the founders in their respective percentages outlined above. An additional 10,000,000 shares were issued to Mr. Rene Pardo for services rendered in June 2001.

	In addition to the founders other shareholders have paid for the cost and expenses associated with the filing of this registration statement and other operations of the Company totaling $ 535 and accordingly 53,500 shares have been issued to certain other shareholders.

	At the current time, the Company has no provision to issue any additional securities to management, promoters or their respective affiliates or associates. At such time as the Board of Directors adopts an employee stock option or pension plan, any issuance would be in accordance with the terms thereof and proper approval. Although the Company has a very large amount of authorized but unissued Common Stock and Preferred Stock which may be issued without further shareholder approval or notice, the Company intends to reserve such stock for other private placements other than this registration statement under Rule 504 and Rule 505 offerings for acquisitions and continuing the business objectives of the Company.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

	At this time the Company shares are not listed on any stock exchange and therefore there is no public trading market.

(i) 	there are no outstanding options or warrants or convertible securities at this time;

(ii) 	there are no shares offered pursuant to Rule 144 or shares that the
Company has agreed to register at this time other than those contemplated in this registration statement; or

(iii) 	there are no shares offered pursuant to an employee benefit plan or dividend reinvestment plan.

EXECUTIVE COMPENSATION

	The Company has not had a bonus, profit sharing, or deferred compensation plan for the benefit of its employees, officers or directors. The Company has not paid any salaries or other compensation to its officers, directors or employees since incorporation. Further, the Company has not entered into an employment agreement with any of its officers, directors or any other persons and no such agreements are anticipated in the immediate future. It is intended that the Company's director will defer any compensation until such time as an acquisition or merger can be accomplished.

FINANCIAL STATEMENTS

The financial statements are attached hereto as an exhibit.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

	There have been no changes in accountants or disagreements with present accountants on financial disclosure.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

	As indicated in item above the original by-laws have been amended to allow for the indemnification of directors and officers.

RECENT SALES OF UNREGISTERED SECURITIES

	There have been no sales of unregistered securities to date.

UNDERTAKINGS

	The Company undertakes to include in a post effective amendment any material changes that may effect this registration statement subsequently, including the naming of its underwriters in connection with at the market offerings.

	If in the future the Company decides to offer the securities to existing security holders under warrants and rights and if any securities are reoffered to the public and/or underwriters with modification, the Company will file a post-effective amendment.

	If the offering is to be done in the future with competitive bidding, the Company will use its best efforts to distribute to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus as contained in the registration statement, together with any supplements and file an amendment to the registration statement reflecting the result of the bidding. the terms of the reoffering and related matters, unless we decide that there will be no further public offering of such securities.

EXHIBITS


Item 1.		Index to Exhibits

	The following exhibits are filed with this Registration Statement:


Exhibit No.			Exhibit Name

3(i).1			     Articles of Incorporation filed June 21, 2000

3(ii).1			    By-laws

3(iii).1   			Amendment to by-laws.

3(iv)			     	Amendment of Name

3(v)				      Corporate charter

Item 2.		Description of Exhibits

	See Item 1 above.


SIGNATURES

	In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, in the Province of Ontario.


MEGA-C POWER CORPORATION


By: /s/ Rene Pardo
   ------------------
	Rene Pardo, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacity and on the date stated:


/s/ Rene Pardo
--------------------------
Rene Pardo
President

Dated:               August 29, 2001

                              NET CAPITAL VENTURES CORPORATION
                               (A Development Stage Enterprise)
                                  Financial Statements
                                    March 31, 2001

                             INDEX OF FINANCIAL STATEMENTS

                            NET CAPITAL VENTURES CORPORATION



Report of independent Certified Public Accountants          F-2

Balance Sheet                                               F-3

Statement of Operations from Inception to March 31, 2001    F-4

Statement of Cash Flows from Inception to March 31, 2001    F-5

Notes to Financial Statements                               F-6

                            INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Net Capital Ventures Corporation


We have audited the accompanying balance sheet of Net Capital Ventures Corporation(A Development Stage Company) as of March 31,, 2001, and the related statement of operations, cash flows, and changes in stockholders' equity for the period February 26, 2001 (inception) to March 31, 2001 then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Net Capital Ventures Corporation(a development stage enterprise) at March 31, 2001, and the results of their operations and their cash flows for the period, February 26, 2001(inception) to March 31, 2001 then ended in conformity with generally accepted accounting principles.




                                 /s/ FELDMAN SHERB & CO., P.C.

                                Feldman Sherb & Co., P.C.

April 5, 2001
New York, New York

NET CAPITAL VENTURES CORPORATION
(A Development Stage Company)
BALANCE SHEET
MARCH 31, 2001


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Advance from shareholder                                            $    545
                                                                     -------

TOTAL CURRENT LIABILITIES                                                545
                                                                     -------
Stockholders' Equity
Preferred stock, authorized 5,000,000 shares par value $ .001:
none outstanding
Common stock, authorized 50,000,000 shares, par value $ .001,
issued and outstanding - 233,500                                         233
Stock subscription receivable                                           (233)
Deficit accumulated during the development stage                        (545)
                                                                      ------
Total Stockholders' Equity                                              (545)
                                                                      ------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $   -
                                                                      ======


The accompanying notes are an integral part of these financial statements.

NET CAPITAL VENTURES CORPORATION
(A Development Stage Enterprise)
STATEMENT OF OPERATIONS
FOR THE PERIOD FEBRUARY 26, 2001(INCEPTION) TO MARCH 31, 2001


INCOME                                                               $  -
                                                                      ------
OPERATING EXPENSES
Professional Fees                                                       -
Amortization Expenses                                                   -
Administrative Expenses                                                  545
                                                                      ------

Total Operating Expenses                                                 545
                                                                      ------

Net Loss from Operations                                             $  (545)
                                                                      ======

Weighted average number of shares outstanding                        233,500
                                                                     =======

BASIC LOSS PER SHARE OF COMMON STOCK                                 $ (0.00)
                                                                      ======



The accompanying notes are an integral part of these financial statements.

NET CAPITAL VENTURES CORPORATION
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FEBRUARY 26, 2001(INCEPTION) TO MARCH 31, 2001



Cash Flows From Operating Activities
Net loss                                                           $ (545)
Adjustments to reconcile net loss to net cash used
  Increase in Advance from Shareholder                                545
                                                                    -----
Net Cash Used in Operating Activities                                  -
                                                                    -----

NET INCREASE IN CASH                                                   -


Cash - Beginning of period                                             -
                                                                    -----

Cash - End of period                                               $   -
                                                                    =====

Supplemental Cash Flow Information
 Interest paid                                                     $   -
                                                                    =====
 Taxes paid                                                        $   -
                                                                    =====







The accompanying notes are an integral part of these financial statements.

NET CAPITAL VENTURES CORPORATION
(A Development Stage Enterprise)
Notes To Financial Statements
March 31, 2001

Note 1 - Organization and Summary of Significant Accounting Policies:

	Nature of Business

Net Capital Ventures Corporation(the "Company") was incorporated on February 26, 2001 under the laws of the State of Nevada. The Company's primary business operations are to develop and engage in a technology based business. The Company is also searching for a viable entity upon which to merge and/or acquire. The Company intends on going public in order to raise the funds required in order to fulfill its business objectives.

	The Company's fiscal year end is December 31.

	Basis of Presentation - Development Stage Company

The Company has not earned any revenue from limited principal operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of the Company's inception.

	Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

	Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

	Cash and Cash Equivalents

	For purposes of the statement of cash flows, the Company considered all
cash and other highly	liquid investments with initial maturities of three
months or less to be cash equivalents.

	Net earning (loss) per share

Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, less shares subject to repurchase. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible preferred stock, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as their effect is anti-dilutive.

NET CAPITAL VENTURES CORPORATION
(A Development Stage Company)
Notes To Financial Statements
MARCH 31, 2001


Fair Value of Financial Instruments

The carrying amount of advances from a shareholder is considered to be representative of its respective fair value because of the short-term nature of these financial instruments.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse.

Note 2 - Capital Stock Transactions

The authorized capital common stock is 50,000,000 shares of common stock at $.001 par value. The Company has issued 233,500 of common stock for services rendered for administrative expenses of $ 234.

Note 3 - Advance from Shareholder

An officer of the Company advanced cash to the Company for start-up incorporation costs of $545. This advance was unsecured, bears no interest, and is due on demand.

Note 4 - Going Concern:

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company operations are in the development stage and the Company has generated no income.

The future success of the Company is likely dependent on its ability to attain additional capital to develop its proposed products and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

                              ARTICLES OF INCORPORATION
                               							OF
                           NET CAPITAL VENTURES CORPORATION


FIRST:	The name of this corporation is:

              NET CAPITAL VENTURES CORPORATION

SECOND:	The address of the resident agent in the state of Nevada is 502 East
John Street, Carson City, Nevada, 89706. The name and address of its resident agent is CSC Services of Nevada, Inc., at the above address.

THIRD:	The nature of the business or objects or purposes proposed may be organized under the General Corporation Law of the State of Nevada;

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

FOURTH:	The total authorized capital stock of the corporation is 50,000,000 common shares and 5,000,000 preferred shares with a par value of $.00l each.

FIFTH:	The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced less than one unless there is less than one stockholder.

The name and post office address of the first board of directors, which shall be one in number, is as follows:


	NAME	            POST OFFICE ADDRESS
	Marvin Winick	   16 Julia Street
		                Thornhill, Ontario, Canada L3T 4R9

SIXTH:	The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

	SEVENTH:	The name and post office address of the incorporator signing the articles of incorporation is as follows:

	NAME	           POST OFFICE ADDRESS
	C. Woodgate	     502 East John Street
		                Carson City, NV 89706

    EIGHTH:  	The corporation is to have perpetual existence.

    NINTH:	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws. if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.


    TENTH:	Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

    ELEVENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this nineteenth day of February, A.D. 2001.

						  /s/ C. Woodgate
  -----------------------------
     C. Woodgate, Incorporator

                              BY LAWS

                                OF

                   NET CAPITAL VBNTURES CORPORATION

                       (a Nevada corporation)
                               ______

                             ARTICLE I

                             STOCKHOLDERS


	1. CERTIFICATE REPRESENTING STOCK. Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of, the corporation by the Chairman or Vice-Chairman of the Board of Directors, if any, or by the President or a vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation or by agents designated by the Board of Directors, certifying the number of shares owned by him in the corporation and setting forth any additional statements that may be required by the General Corporation Law of the State of Nevada (General Corporation Law). If any such certificate is countersigned or otherwise authenticated by a transfer agent or transfer clerk, and by a registrar, a facsimile of the signature of the officers, the transfer agent or the transfer clerk or the registrar of the corporation may be printed or lithographed upon the certificate in lieu of the actual signatures. If any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any certificate or certificates shall cease to be such officer or officers of the corporation before such certificate or certificates shall have been delivered by the corporation, the certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer officers of the corporation.

	Whenever the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, the certificates representing stock of any such class or series shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

	The corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of lost of any last, stolen, or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate.

	2. FRACTIONAL SHARE INTERESTS. The corporation is not obliged to but may execute and deliver a certificate for or including a fraction of a share. In lieu of executing and delivering a certificate for a fraction of a share, the corporation may proceed in the manner prescribed by the provisions of Section
78.205 of the General Corporation Law.

	3. STOCK TRANSFERS.   Upon compliance with provisions restricting the
transfer of registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the corporation shall be made only on the stock ledger of the corporation by the registered bolder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes, if any, due thereon.

	4. RECORD DATE FOR STOCKHOLDERS. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to exercise any rights in respect of any changed, conversion, or exchange of stock or for the purpose of any other lawful action, the directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If a record date is not fixed, the record date is at the close of business on the day before the day on which notice is giver or, if notice is waived, at the close of business on the day before the meeting is held. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders applies to an adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. The directors must fix a new record date if the meeting is adjourned to a date more than sixty days later than the date set for the original meeting.

	5. MEANING OF CERTAIN TERMS. As used in these Bylaws in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "Shares" or "share of stock" or "shares of stock" or "stockholder" or "stockholders" refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the Articles of Incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the articles of incorporation may provide for more than one class or series of shares of stock, one more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the Articles of Incorporation.

	6. STOCKHOLDER MEETINGS.

	- TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

	- PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of Nevada, as the directors may, from time to time, fix.

	- CALL. Annual meetings and special meetings may be called by the directors or by any officer instructed by the directors to call the meeting.

	- NOTICE OR WAIVER OF NOTICE. Notice of all meetings shall be in writing and signed by the President or a Vice-President, or the Secretary, or an Assistant Secretary, or by such other person or persons as the directors must designate. The notice must state the purpose or purposes for which the meeting is called and the time when, and the place, where it is to be held. A copy of the notice must be either delivered personally or mailed postage prepaid to each stockholder not less than ten nor more than sixty days before the meeting. If mailed, it must be directed to the stockholder at his address as it appears upon the records of him, or his duly authorized attorney, either before or after the meeting; and if notice of any kind is required to be given under the provisions of the General Corporation Law, a waiver thereof in writing and duly signed whether before or after the time stated therein, shall be deemed equivalent thereto.

	- CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in order of seniority and if present and acting
- the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The
Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting.

	- PROXY REPRESENTATION. At any meeting of stockholders, any stockholder may designate another person or persons to act for him by proxy in any manner described in, or otherwise authorized by, the provisions of Section 78.355 of the General Corporation Law.

	- INSPECTORS. The directors, in advance of any meeting, any, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case of any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with to right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them.

	- QUORUM. A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

	- VOTING. Each share of stock shall entitle the holder thereof to one vote. In the election of directors, a plurality of the votes cast shall elect. Any other action is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the General Corporation Law, the Articles of Incorporation, or these Bylaws prescribed a different percentage of votes and/or a different exercise of voting power. In the election of directors, voting need not be by ballot; and, except as otherwise may be provided by the General Corporation Law, voting by ball shall not be required for any other action.

	Stockholders may participate in a meeting of stockholders by means of a conference telephone or similar method of communication by which all persons participating in the meeting can hear each other.

	7. STOCKHOLDER ACTION WITHOUT MEETINGS. Except as may otherwise by provided by the General Corporation Law, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In no instance where action is authorized by written consent need a meeting of stockholders be called or noticed.

                         ARTICLE II

                         DIRECTORS

	1.  FUNCTIONS AND DEFINITIONS.   The Board of Directors of the corporation
shall manage the business and affairs of the corporation. The Board of Directors shall have authority to fix the compensation of the members thereof for services in any capacity. The use of the phrase "whole Board" herein refers to the total number of directors, which the corporation would have if there were no vacancies.

	2. QUALIFICATIONS AND NUMBER. Each director must be at least 18 years of age. A director need not be a stockholder or a resident of the State Of Nevada.
The initial Board of Directors shall consist of   2   persons.  Thereafter the
number of directors constituting the whole board shall be at least one. Subject to the foregoing limitation and except for the first Board of Directors, such number may be fixed from time to time by action of the stockholders or of the
directors, or, if the number is not fixed, the number shall be   2 .  The number
of directors may be increased or decreased by action of the stockholders or of the directors.

	3.  ELECTION AND TERM.   Directors may be elected in the manner prescribed
by the provisions of Sections 78.320 through 78.335 of the General Corporation
Law of Nevada. The first Board of Directors shall hold office until the first election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon written notice to the corporation. Thereafter, directors who are elected at an election of directors by stockholders, and directors who have elected in the interim to fill vacancies and newly created directorships, shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal. In the interim between elections of directors by stockholders, newly created directorships and any vacancies in the Board of Directors, including any vacancies resulting from the removal of directors for cause or without cause by the stockholders and not filled by said stockholders, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

	4.  MEETINGS.

	- TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

	- PLACE. Meetings shall be held at such place within or without the State of Nevada as shall be fixed by the Board.

	- CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, of the President, or of a majority of the directors in office.

	- NOTICE OR ACTUAL CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. Notice if any need not be given to a director or to any member of a committee of directors who submits a written waiver of notice signed by him before or after the time stated therein.

	- QUORUM AND ACTION. A majority of the directors then in office, at a meeting duly assembled, shall constitute a quorum. A majority of the directions present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as the Articles of Incorporation or these Bylaws may otherwise provide, and except as otherwise provident by the General Corporation Law, the act of the directors holding a majority of the voting power of the directors, present at a meeting at which a quorum is present, is the act of the board. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these Bylaws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board or action of disinterested directors.

	Members of the Board or of any committee, which may be designated by the Board, may participate in a meeting of the Board or of any such committee, as the case may be, by means of a telephone conference or similar method of communication by which all persons participating in the meeting hear each other. Participation in a meeting by said means constitutes presence in person at the meeting.

	- CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, if any and if present and acting, or the President, if present and acting, or any other director chosen by the Board, shall preside.

	5. REMOVAL OF DIRECTORS. Any or all of the directors may be removed for cause or without cause in accordance with the provisions of the General Corporation Law.

	6. COMMITTEES. Whenever its number consists of two or more, the Board of Directors may designate one or more committees, which have such powers and duties as the Board shall determine. Any such committee, to the extent provided in the resolution or resolutions of the Board, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal or stamp of the corporation to be affixed to all papers on which the corporation desires to place a seal or stamp. Each committee must include at least one director. The Board of Directors may appoint natural persons who are not directors to serve on committees.

	7. WRITTEN ACTION. Any action required or permitted to be taken at a meeting of the Board of Directors or of any committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the Board or of the committee, as the case may be.

                                ARTICLE III

                                  OFFICERS

	1. The corporation must have a President, a Secretary, and a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, a

Chairman of the board, a Vice-Chairman of the board, an Executive Vice-President, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant treasures, and such other officers and agents with such titles as the resolution choosing them shall designate. Each of any such officers must be natural persons and must be chosen by the Board of Directors or chosen in the manner determined by the Board of Directors.

	2.  QUALIFICATIONS.   Except as may otherwise be provided in the
resolution choosing him, no officer other than the Chairman of the Board, if any, and the Vice-Chairman of the board, if any, need be a director.

	Any person may hold two or more offices, as the directors may determine.

	3. TERM OF OFFICE. Unless otherwise provided in the resolution choosing him, each officer shall be chosen for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until his successor shall have been chosen or until his resignation or removal before the expiration of his term.

	Any officer may be removed, with or without cause, by the Board of Directors or in the manner determined by the Board.

	Any vacancy in any office may be filled by the Board of Directors or in the manner determined by the Board.

	4. DUTIES AND AUTHORITY. All officers of the corporation shall have such authority and perform such duties in the management and operation of the corporation as shall be prescribed in the resolution designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions or instruments may be inconsistent therewith.

                          ARTICLE IV

                       REGISTERED OFFICE

	The location of the initial registered office of the corporation in the State of Nevada is the address of the initial resident agent of the corporation, as set forth in the original Articles of Incorporation.

	The corporation shall maintain at said registered office a copy, certified by the Secretary of State of the State of Nevada of its Articles of Incorporation, and all amendments thereto, and a copy, certified by the Secretary of the corporation, of these Bylaws, and all amendments thereto. The corporation shall also keep at said registered office a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively or a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where such stock ledger or duplicate stock ledger is kept.

                              ARTICLE V

                           CORPORATE SEAL OR STAMP

	The corporate seal or stamp shall be in such form as the Board of Directors may prescribe.

                             ARTICLE VI

                             FISCAL YEAR

	The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.

                             ARTICLE VII

                        CONTROL OVER BYLAWS

	The power to amend, alter, and repeal these By laws and to make new Bylaws shall be vested in the Board of Directors subject to the Bylaws, if any, adopted by stockholders.

	I HEREBY CERTIFY that the foregoing is a full, true, and correct copy of the Bylaws of Net Capital Ventures Corporation, a Nevada corporation, as in effect on the date hereof.

	WITNESS my hand and the seal or stamp of the corporation.

Dated:  February 27, 2001






     							/s/ Nigel Nicholas
        -----------------------------------
      Nigel Nicholas Secretary for Net Capital Ventures
        						Corporation

(SEAL)

                   ORGANIZATION CONSENT IN WRITING OF DIRECTORS


                                     OF

                     NET CAPITAL VENTURES CORPORATION
                          (a Nevada corporation)

                                    _______

                       (Organized  February 26, 2001)


	The undersigned, constituting all of the directors named in the Articles of Incorporation of the above-named corporation, do hereby consent in writing to the adoption of the following resolutions:

	RESOLVED: That the Bylaws annexed hereto be and they are hereby adopted as the initial Bylaws of the corporation.

	RESOLVED: That the following be and they are hereby chosen as the officers of the corporation until the first meeting of directors after the first annual meeting of stockholders and until their successors are chosen and qualified or until their earlier resignation or removal:

	President:	  Rene Pardo
	Secretary:	  Nigel Nicholas
	Treasurer:   Nigel Nicholas
	Chief Financial
        Officer   Gary Usling

			                            				/s/ Rene Pardo
                                 -----------------
							                          Rene Pardo, Director

                           							/s/ Gary Usling
                              -------------------------
						                          	Gary Usling, Director

							                          /s/ Nigel Nicholas
                              ------------------------
							                       Nigel Nicholas, Director

                                /s/ Jim Estil
                              ------------------------
							                       Jim Estill, Director


                          				/s/ Brian Hewat
                             -------------------
                             Brian Hewat, Director

                            /s/ Nelson Thall
                            ---------------------
							                     Nelson Thall, Director

*Section 78.315 of the General Corporation Law authorizes all directors to consent in writing in lieu of meeting.

	                                AMENDMENT
	                                 TO THE
	                               BY-LAWS OF
	                        NET CAPITAL VENTURES CORPORATION


		Pursuant to the provisions of the Nevada Business Corporations Act,
NET CAPITAL VENTURES CORPORATION(the "Corporation") adopts the following
Amendment to the By-Laws:


1.		Article II of the By-Laws is amended to add Paragraph 8 as follows:


	8. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its shareholders or directors, to undertake to indemnify the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

2.		The Amendment was duly adopted by unanimous written consent of the directors of the Corporation on February 27, 2001 and by the shareholders owning a majority of the outstanding voting stock of the corporation and such majority of votes was sufficient approval.

3.		The effective date of this Amendment is February 27, 2001




	Dated:		February 27, 2001


                    				/s/ Rene Pardo
                    ------------------------
                    Rene Pardo, President

                  	RESOLUTION OF THE BOARD OF DIRECTORS
	                                    OF

	                   NET CAPITAL VENTURES CORPORATION

		Pursuant to the provisions of the Nevada Business Corporations Act, the following resolution is passed as a resolution of the Directors of the
Corporation consented to in writing by all the Directors of the Corporation on the 27th day of February, 2001

WHEREAS the Corporation desires to change its by-laws and add additional articles as set out below.

	BE IT RESOLVED, THAT:

1.	Article II of the By-Laws is amended to add Paragraph 8 as follows:


	8. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its shareholders or directors, to undertake to indemnify the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

2.	This proposed amendments be put before the majority shareholders of the Corporation for approval without a meeting pursuant to the Nevada Business Corporations Act.

3.	The record date for this shareholders action will be February 27, 2001.

4.	Any officer or director of the Corporation is hereby authorized, empowered, and directed, in the name of and on behalf of the Corporation, to execute, deliver and file any and all documents to take any and all other action that may be necessary, appropriate, or expedient in order to accomplish the purposes and intent of the foregoing resolution.

5.	This resolution may be signed in counterparts and transmitted by facsimile, and that each copy will together constitute but one document and be deemed to be an original.


	DATED this 27th day of February, 2001


	   /s/ Rene Pardo           /s/ Gary Usling       /s/ Nigel Nicholas
      --------------------     --------------------   ---------------------
       Rene Pardo                Gary Usling             Nigel Nicholas



   /s/ Jim Estill			         /s/ Nelson Thall          /s/ Brian Hewat
------------------------      ----------------------  --------------------
    Jim Estill                   Nelson Thall            Brian Hewat

                         	ACTION BY SHAREHOLDERS
	                         WITHOUT A MEETING OF
	                     NET CAPITAL VENTURES CORPORATION
	                        (A Nevada Corporation)

	On this 27th day of February 2001, the Shareholders whose signatures appear below, have consented to the action and resolution contained herein, such action being taken pursuant to the authority provided by the Nevada Business
Corporations Act.  As of this date, the Corporation has issued and outstanding a total of 233,500 shares of fully paid, non-assessable common stock.  The undersigned Shareholders represent 180,000 shares of the total issued and outstanding shares or 77.1%

BE IT RESOLVED, that

1. 		Article II of the By-Laws is amended to add Paragraph 8 as follows:


	8. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICER

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its shareholders or directors, to undertake to indemnify the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

	The undersigned by their signatures below, hereby consent to this action without notice and without a meeting, and adopt the foregoing Resolution.


 /s/ Rene Pardo           		s/s Nigel Nicholas      /s/ Gary Usling
------------------       -----------------------      -----------------
Rene Pardo		   	         	Nigel Nicholas             Gary Usling
Shares Represented 50,000	Shares Represented 50,000  Shares Represented
       	or 21.4%		            		or 21.4%	            		50,000 or 21.4%


 /s/ Jim Estill			         	/s/ Brian Hewat	             	/s/ Nelson Thall
------------------             ----------------------    --------------------
Shares Represented 10,000	     Shares Represented 10,000  Shares Represented
      	or 4.3%	                     			or 4.3%		          	10,000 or 4.3%

                  	RESOLUTION OF THE BOARD OF DIRECTORS
	                                    OF

	                   NET CAPITAL VENTURES CORPORATION


		Pursuant to the provisions of the Nevada Business Corporations Act,
NET CAPITAL VENTURES CORPORATION.(the "Corporation") adopts the following
Amendment to the Articles of Incorporation:

WHEREAS the Corporation desires to change its articles of incorporation as set out below.

	BE IT RESOLVED, THAT:

1.	To change the name of the Corporation to MEGA-C POWER CORPORATION

	2.	The effective date of this Amendment is August 26, 2001


DATED this 26th day of August, 2001


	/S/ Rene Pardo        /s/Gary Usling        /s/ Jim Estill
    ---------------        ----------------     ------------------
     Rene Pardo              Gary Usling          Jim Estill


   /s/  Brian Hewat        /s/ Nelson Thall
  ------------------     --------------------
     Brian Hewat            Nelson Thall

                              	AMENDMENT
				                           		TO THE
      			             	ARTICLES OF INCORPORATION OF
	                    NET CAPITAL VENTURES CORPORATION


		Pursuant to the provisions of the Nevada Business Corporations Act,
NET CAPITAL VENTURES CORPORATION(the "Corporation") adopts the following
Amendment to the Articles of Incorporation:

WHEREAS the Corporation desires to change its articles of incorporation as set out below.

	BE IT RESOLVED, THAT:

1.	To change the name of the Corporation to Mega-C Power Corporation

2.	The effective date of this Amendment is August 26, 2001


DATED this 26th day of August, 2001


	   /s/ Rene Pardo
  ----------------------------
   Rene Pardo, President

	                       ACTION BY SHAREHOLDERS
	                        WITHOUT A MEETING OF
	                    NET CAPITAL VENTURES CORPORATION
	                      (A Nevada Corporation)

	On this 26th day of August 2001, the Shareholders whose signatures appear below, have consented to the action and resolution contained herein, such action being taken pursuant to the authority provided by the Nevada Business Corporations Act. As of this date, the Corporation has issued and outstanding a total of 10,233,500 shares of fully paid, non-assessable common stock. The undersigned Shareholder represents 10,050,000 shares of the total issued and outstanding shares or 98.2%


BE IT RESOLVED, THAT:

1. To change the name of the Corporation to Mega-C Power Corporation.

2. The effective date of this Amendment is August 26, 2001

	The undersigned by their signatures below, hereby consent to this action without notice and without a meeting, and adopt the foregoing Resolution.


             /s/ Rene Pardo
       	--------------------------
              Rene Pardo

DEAN HELLER
Secretary of State
101 North Carson Street, Suite 3
Carson City, Nevada 89701-4786
(775) 684-5708

                                    Certificate of Amendment
                                     (Pursuant to NRS 78.380)
											[STAMP]

                  Certificate of Amendment to Articles of Incorporation
                               For Nevada Profit Corporations
                   (Pursuant to NRS 78.380 - Before Issuance of Stock)
                                -Remit in Duplicate-

1. Name of Corporation: NET CAPITAL VENTURES CORPORATION

2. The articles have been amended as follows(provide article numbers if available):

	ARTICLE 1 HAS BEEN AMENDED TO CHANGE THE NAME TO
     	MEGA-C POWER CORPORATION

3. The undersigned declare that they constitute at least two-thirds of the
incorporators (check) X	 or of the board of directors (check).

4. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

5. Signatures:


 s/s M. Winick
------------------              -----------------------
Signature		                        			Signature

[STATE SEAL]




IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.







[STATE SEAL]


                                      CORPORATE CHARTER



I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that NET CAPITAL VENTURES CORPORATION did on February 26,2001 file in this office the original Articles of Incorporation; that said Articles are now on file and of records in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.


IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on February 27, 2001.

[STATE SEAL]			                         	/s/ DEAN HELLER

					                                  	Secretary of State

				                                 	By /s/ Kathleen Perusse

					                                  	Certification Clerk